Exhibit 19

CONFLUENT, INC.

INSIDER TRADING POLICY

The Board of Directors (the “Board”) of Confluent, Inc., a Delaware corporation, has adopted this Insider Trading Policy (this “Policy”) regarding trading in securities by officers, directors, employees and other related individuals of Confluent, Inc. and its subsidiaries (collectively, “Confluent”).

1.
Policy Overview

In the course of your relationship with Confluent, you, our officers, directors, employees and other related individuals, will receive confidential information regarding many aspects of Confluent’s business, and you may receive material information that is not yet publicly available about Confluent and other publicly-traded companies. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company or its securities. Thus, because you may have knowledge of specific confidential information that is not yet publicly available and which will constitute material nonpublic information, your trading in Confluent’s securities could constitute “insider trading” and violate the law, as could “tipping” (i.e., giving material nonpublic information to others who then trade on the basis of that information). The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Confluent and its individual directors, officers, and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.

Nonpublic information about Confluent is subject to your Confidential Information and Invention Assignment Agreement with Confluent and is not to be used or disclosed outside of Confluent or to others within Confluent, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. Confluent has adopted this Policy to help you comply with the laws governing (i) trading in its common stock while in possession of material nonpublic information concerning Confluent and (ii) tipping or disclosing material nonpublic information to outsiders, as well as to prevent the appearance of improper trading or tipping. Confluent reserves the right to prohibit any transaction from being completed to enforce compliance with this Policy.

2.
Components of the Insider Trading Policy
(a)
Do not trade on material nonpublic information

Whether or not the trading window (as described below) is open and applicable to you, and except as discussed in the section titled “Exceptions to the Insider Trading Policy” below, you may not, directly or indirectly through others, engage in any transaction involving Confluent’s securities while you are aware of material nonpublic information about Confluent. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.

Similarly, you may not engage in transactions involving the securities of any other company if, in the course of your relationship with Confluent, you become aware of material nonpublic information about that company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company that could affect that company’s stock price. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company until the information becomes public or is no longer material to that other company. It is important to note that “materiality” is different for different companies. Information that is not material to Confluent may be material to another company.

(b)
Do not disclose material nonpublic information

You may not disclose material nonpublic information concerning Confluent or any other company to friends, family members or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission (the “SEC”) in compliance with Confluent’s Whistleblower Policy. Any nonpublic information you acquire in the course of your service with Confluent may only be used for legitimate business purposes of Confluent. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including your employment agreement and/or your Confidential Information and Invention Assignment Agreement with Confluent, and to limit your use of the nonpublic information to the purpose for which it was disclosed.

Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of another company, Confluent or otherwise, based on material nonpublic information. In particular, you may not participate, in any manner other than passive observation, in any Internet “chat” room, message board or social media platform that is related to trading in Confluent’s securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.

You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts. Under our Code of Conduct, you are not permitted to engage in “research opportunities” or any consulting relationships that involve sharing information about Confluent, our customers, partners or suppliers, whether or not such information is public.

(c)
Do not respond to outside inquiries for potentially material nonpublic information

In the event you receive an inquiry for nonpublic information that could be material from someone outside of Confluent, you should refer the inquiry to Confluent’s Chief Legal Officer or, if the Chief Legal Officer is unavailable, Confluent’s Chief Financial Officer (each, a “Compliance Officer”). If you receive an inquiry from a stock analyst or other person from the analyst research community, you should refer the inquiry to Confluent’s VP, Investor Relations. Responding to such requests yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.

(d)
Take personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws rests with you. As Confluent requests you do in all aspects of your work, please use your best judgment at all times and consult with a Compliance Officer and/or your legal and financial advisors, in confidence, if you have questions.

3.
Scope of the Insider Trading Policy – Persons Subject to the Policy

This Policy applies to all directors, officers, employees and agents (such as consultants and contractors) of Confluent upon the commencement of their relationship with Confluent.

References in this Policy to “you” (as well as general references to Confluent directors, officers, employees and agents) should also be understood to include, to the extent applicable, members of your immediate family, persons with whom you share a household, your dependents, any other individuals whose transactions in securities you influence, direct or control and any entities whose transactions in securities you control (including, for example, a venture or investment fund, if you control transactions by the fund); provided, however, that this Policy does not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. You are responsible for making sure that these individuals and entities comply with this Policy.

You are expected to comply with this Policy as long as you possess any material nonpublic information about Confluent. After you cease to be affiliated with Confluent, you should carefully consider whether you have material nonpublic information before engaging in any trading activity. It is your responsibility to ensure that you comply with insider trading rules even after you are no longer affiliated with Confluent.

4.
Scope of the Insider Trading Policy – Transactions

This Policy applies to all transactions involving Confluent’s securities, including derivative securities that are not issued by Confluent, such as exchange-traded put or call options or swaps relating to Confluent’s securities. This Policy therefore applies to purchases, sales, gifts and other transfers of Confluent’s common stock, options, warrants, debt securities and other securities (including distributions of securities by a venture or other investment fund to its constituent equity holders) and other arrangements or transactions that affect economic exposure to changes in the process of these securities. Although there are limited exceptions to this Policy (described in “Exceptions to the Insider Trading Policy” below), please note that there are no exceptions to insider trading laws or this Policy based on the size of the transaction (i.e., this policy applies whether a trade involves one or 10,000 shares of common stock).

(a)
Transactions that are Strictly Prohibited or Require Special Consideration
(i)
Short Sales. You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Confluent’s securities. Short sales may signal to the market possible bad news about Confluent or a general lack of confidence in its prospects and an expectation that the value of its securities will decline.
(ii)
Derivative or Hedging Transactions. You may not engage in derivative securities or purchase financial instruments, including prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Confluent’s securities and the risks associated with holding its common stock. You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Confluent’s securities (other than stock options and other compensatory equity awards issued to you by Confluent).
(iii)
Collateral. You may not use or pledge Confluent’s securities as collateral for loans.
(iv)
Margin Accounts. You may not hold Confluent’s common stock in margin accounts.
(v)
Open Orders. You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading in violation of this Policy.
5.
Definition of “Material Nonpublic Information”

Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain Confluent’s common stock. Both positive and negative information may be material.

Examples of information that would normally be regarded as “material” include, but are not limited to, the following:

•
financial results, financial condition, projections or forecasts;
•
known but unannounced earnings or losses;
•
the status of Confluent’s progress toward achieving significant financial goals;
•
significant developments involving business relationships with customers or other partners;
•
significant corporate events, such as a significant pending or proposed acquisition;
•
new equity or debt offerings;
•
positive or negative developments in outstanding litigation, investigatory or regulatory matters;
•
major product announcements;

•
a significant disruption in operations or breach or unauthorized access of property or assets, including information technology infrastructure; or
•
known but unannounced changes in executive management.

Financial information is particularly sensitive. For example, nonpublic information about the results of Confluent’s operations for even a portion of a quarter might be material in helping an analyst predict Confluent’s results of operations for the quarter.

Information is “nonpublic” until it has been widely disseminated to the public (through, for example, an SEC filing, press conference or press release) and the public has had a chance to absorb and evaluate it. Generally speaking, information will be considered publicly disseminated for purposes of this Policy only after one full trading day has elapsed since the information was disclosed or when any special trading blackout imposed pursuant to Section 7(b) below has been lifted, whichever is later.

When in doubt, you should assume that the information is both material and nonpublic. If you have any questions as to whether information should be considered material or nonpublic, please consult with a Compliance Officer.

6.
When You May Trade in Confluent’s Common Stock

Even if you are not in possession of any material nonpublic information, you may only trade in Confluent’s common stock if all of the following conditions have been met:

(i)
Open Trading Window. If you are identified on Schedule I hereto (such individuals, collectively, the “Restricted Group”), you may only engage in transactions involving Confluent’s common stock during an open trading window. Confluent’s trading window will typically open at the start of the second full trading day following the date that its quarterly financial results are publicly disclosed and continue through the end of the 15th calendar day of the 3rd month of the quarter. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events, and these special blackout periods may include people outside of the Restricted Group. Confluent will notify you whenever a special blackout period goes into effect that applies to you. See “Confluent’s Blackout Periods” below.
(ii)
Pre-Clearance. If you are a member of the Board or an executive officer of Confluent, you must receive pre-clearance from a Compliance Officer or their delegate of any proposed transaction involving Confluent’s common stock, including, without limitation, a bona fide gift or transfer for tax planning purposes. From time to time, a Compliance Officer may identify other persons who require pre-clearance on Schedule II hereto. A Compliance Officer may not engage in a transaction involving Confluent’s common stock, including, without limitation, a gift or transfer of Confluent’s common stock, unless the other Compliance Officer has pre-cleared it. The Compliance Officers are under no obligation to approve a transaction submitted for pre-clearance. Additionally, persons subject to pre-clearance must also give advance notice to a Compliance Officer of their plans to (i) exercise an outstanding stock option and (ii) convert shares of Class B common stock into shares of Class A common stock.

(iii)
10b5-1 Plan. The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when participants are not aware of material nonpublic information, meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) and meet those specific requirements or guidelines established by Confluent for such plans. In addition, these trading plans, including any amendment, modification or termination, must be pre-approved, in writing, by a Compliance Officer or their delegate(s). Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the transaction or a blackout period is in effect.
(iv)
Executive officers and directors, and persons identified on Schedule II hereto, are required, should they wish to trade in Confluent’s common stock, to do so via a 10b5-1 Plan, subject to such plan complying with Rule 10b5-1 and meeting those specific requirements or guidelines established by Confluent for such plans, including as set forth in Confluent’s 10b5-1 Plan Guidelines. Such persons must receive pre-clearance from a Compliance Officer or their delegate prior to entering into a 10b5-1 Plan, and such plans must be pre-approved by and filed with a Compliance Officer or their delegate.

If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with Confluent, as well as civil and criminal penalties as described in the section titled “Consequences of Insider Trading” below.

7.
Confluent’s Blackout Periods

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Confluent has instituted quarterly trading blackout periods applicable to the Restricted Group and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.

(a)
Quarterly Blackout Periods

Except as discussed in the section titled “Exceptions to the Insider Trading Policy”, if you are in the Restricted Group you may not engage in transactions involving Confluent’s securities during quarterly blackout periods. Additionally, during quarterly blackout periods, if you are in the Restricted Group you may not make any bona fide gifts involving Confluent’s securities or transfers for tax planning purposes in which the beneficial ownership and/or pecuniary interest in the transferred securities changes. Some transactions that involve merely a change in the form in which you own securities may be permitted.

Quarterly blackout periods begin at the end of the 15th calendar day of the 3rd month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This defined period is a particularly sensitive time for transactions involving Confluent’s common stock from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

(b)
Special Blackout Periods

From time to time, Confluent may also implement additional blackout periods when, in the judgment of a Compliance Officer, a trading blackout is warranted. Confluent will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, Confluent may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

Confluent will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving Confluent’s common stock until approved by one of its Compliance Officers.

(c)
Regulation BTR Blackouts

Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Confluent’s securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by Confluent, regardless of the intentions of the director or executive officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability.

Confluent will notify directors and executive officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

8.
Exceptions to the Insider Trading Policy

There are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergencies or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

(a)
Receipt, Vesting, and Exercise of Stock Awards

The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or the like issued or offered directly by Confluent, nor do they apply to the vesting, cancellation, or forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under Confluent’s option plans. This exception applies solely to the receipt or forfeiture of equity awards or common stock to or from Confluent. Transfers of shares or equity awards in the open market are subject to this Policy, except as otherwise provided in this Section 8.

(b)
Sale of Shares to Cover Tax Withholdings

If and when permitted by Confluent policy, including any mandatory “sell-to-cover” policy, the trading restrictions under this Policy will not apply to the sale of shares of Confluent’s common stock issued upon vesting of restricted stock units or pursuant to a purchase under Confluent’s Employee Stock Purchase Plan, in each case for the limited purpose of covering tax withholding obligations (and any associated broker or other fees).

(c)
Tax Withholding Transactions

This policy does not apply to the surrender of shares directly to Confluent to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of stock options, restricted stock, restricted stock units or stock appreciation rights or other equity awards granted under Confluent’s equity compensation plans. Any market sale of the stock received upon exercise or vesting of any such equity awards is subject to this Policy, except as otherwise provided in this Section 8.

(d)
Purchases from Confluent’s Employee Stock Purchase Plan

The trading restrictions under this Policy do not apply to elections with respect to participation in any employee stock purchase plan or to purchases of Confluent’s common stock under such plan. However, the trading restrictions do apply to subsequent sales of Confluent’s common stock, except as otherwise provided in this Section 8.

(e)
Stock Splits, Stock Dividends, and Similar Transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

(f)
Inheritance

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution.

(g)
Transactions under 10b5-1 Plans

The trading restrictions under this Policy do not apply to transactions made pursuant to properly established 10b5-1 trading plans.

(h)
Domestic Relations Order

This Policy does not apply to the acquisition or disposition of Confluent’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

(i)
Other Exceptions

Any other exception from this Policy must be approved by a Compliance Officer in consultation with the Nominating and Governance Committee of the Board, as deemed necessary or appropriate by the Compliance Officer.

Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with a Compliance Officer.

9.
Consequences of Insider Trading

Penalties for violating insider trading laws can include one or more of the following: disgorging profit made or loss avoided by trading; paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee; paying civil penalties; and criminal penalties, including serving a jail term. Confluent as well as supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.

A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that Confluent may prohibit a transaction from being completed to enforce compliance with this Policy.

10.
How to Report Violations of the Insider Trading Policy

Please promptly report violations or suspected violations of this Policy to a Compliance Officer. You may also report via Confluent’s EthicsPoint hotline at www.confluent.ethicspoint.com.

11.
Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.

12.
Amendments

Confluent is committed to continuously reviewing and updating its policies, and therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.